For Immediate Release

LIBERTY MEDIA ACQUIRES BUYSEASONS INVESTMENT

New York, N.Y. - September 8, 2006 - Newtek Business Services, Inc. (NASDAQ:NKBS) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, today announced that Liberty Media completed an acquisition of BuySeasons, Inc., a qualified business in which Newtek’s Wisconsin certified capital company (“Capco”), Wilshire Investors, LLC, has an investment. All outstanding BuySeasons, Inc shares have been converted into shares of Liberty Interactive Series A Common Stock (NASDAQ:LINTA). In connection with this transaction, based on the current price of LINTA stock, Newtek anticipates recording an immediate gain of approximately $1,600,000, and will record an additional gain of approximately $285,000 upon release of shares held in escrow until April 15, 2007 to satisfy any indemnification claims of Liberty, and up to approximately an additional $1,100,000 if the maximum earn out is achieved based on BuySeasons meeting certain performance criteria.

Barry Sloane, Chairman and CEO of Newtek Business Services stated: “We are delighted at the successful outcome of this Capco investment, and are pleased to have been able to help finance such a great company from its beginnings. BuySeasons currently has 200 part time and 70 full time employees, and anticipates having up to 400 seasonal workers during the peak periods, so this investment by the Capco has been an equally successful economic development initiative for the State of Wisconsin.”

 About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of business services and financial products to the small to medium-sized business market. According to the SBA, there are over 23 million small businesses in the United States which in total represent 99.7% of all employers, generate 60 - 80 percent of all new jobs annually and generate more than 50% of non-farm GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 65,000 customers with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Newtek Small Business Finance: U.S. government-guaranteed small business lending services;
•	Newtek Merchant Solutions: electronic merchant payment processing solutions;
•	Newtek Insurance Agency: commercial and personal insurance;
•	Newtek Web Hosting: domain registration, hosting, web design and development;
•	Newtek Data Storage Services: data backup, archival and retrieval services;
•	Newtek Financial Information Systems: outsourced digital bookkeeping; and
•	Newtek Tax Services: tax filing, preparation and advisory services.

Statements in this press release including statements regarding Newtek's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management's current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov

Contacts:
Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com